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                                                                 EXHIBIT 3(i).a



                           NETWORK IMAGING CORPORATION

                           CERTIFICATE OF DESIGNATION
                                       OF
                      SERIES H CONVERTIBLE PREFERRED STOCK

                (Pursuant to Section 151 of the Delaware General
                                Corporation Law)



        We, James J. Leto and Robert P. Bernardi, the President and Secretary, respectively, of Network Imaging Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

        That pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation of the said corporation, the Board of Directors adopted the following resolution creating a series of 200 shares of its Preferred Stock to be designated Series H Convertible Preferred Stock:

        "WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated Preferred Stock, comprising 20,000,000 shares, of which 1,750,000 shares have been authorized as Series A Cumulative Convertible Preferred Stock, 2 shares have been authorized as Series E Convertible Preferred Stock, 1,792,186 shares have been authorized as the Series F-1, F-2, F-3 or F-4 Convertible Preferred Stock, and 200 shares have been authorized as Series G Convertible Preferred Stock, and provides that such Preferred Stock may be divided into such number of series as the Board of Directors may determine, and authorizes the Board of Directors to (i) determine and alter the powers, preferences, rights, qualifications, limitations and restrictions granted to or imposed upon any series of Preferred Stock and (ii) fix the number of shares of any series of Preferred Stock and the designation of such series of Preferred Stock; it is

        RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Certificate of Incorporation, this Board of Directors hereby creates a series of Series H Convertible Preferred Stock, par value $.0001 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and restrictions thereof (in addition to any provisions set forth in the Certificate of Incorporation of the Corporation which are applicable to the Preferred Stock of all classes and series) as follows:

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                      SERIES H CONVERTIBLE PREFERRED STOCK:

        Section 1. Designation and Amount. The shares of such series shall be designated as "Series H Convertible Preferred Stock" (the "Series H Preferred Stock") and the number of shares constituting the Series H Preferred Stock shall be 200. Such number of shares may be increased or decreased by resolution of the Board of Directors, provided, that no decrease shall reduce the number of shares of Series H Preferred Stock to a number less than the number of shares than outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series H Preferred Stock.

        Section 2. Rank The Series H Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.0001 per share ("Common Stock"), (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to the Series H Preferred Stock (collectively with the Common Stock, "Junior Securities"); (iii) (subject to the provisions of Section 8 hereof) on parity with any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms on parity with the Series H Preferred Stock ("Parity Securities"); and (iv) (subject to the provisions of Section 8 hereof) junior to the Series A Cumulative Convertible Preferred Stock, the Series E Convertible Preferred Stock, the Series F Convertible Preferred Stock and the Series G Convertible Preferred Stock and any class or series of capital stock of the Corporation hereafter created specifically ranking higher than the Series H Preferred Stock ("Senior Securities"), in each case as to payments of dividends and distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

        Section 3. Dividends. The dividend rate of the Series H Preferred Stock shall be 8% per share per annum from the date of issuance of the share of Series H Preferred Stock (the "Original Issuance Date") to the earlier of the Date of Conversion or the Date of Redemption, as hereinafter defined. Dividends shall be payable upon conversion or redemption and out of funds legally available therefor (after giving effect to the payment of all requisite dividends on Senior Securities). The Corporation may elect to pay the dividend on the Series H Preferred Stock either in cash or with shares of Common Stock of the Corporation. If the Corporation elects to pay with shares of Common Stock, the number of shares to be issued for each share of Series H Preferred Stock shall be determined pursuant to the following formula:

            Common Stock Dividend =     (.08)(N/365)(10,000)
                                    Average Closing Bid Price

Where "N" is the number of days between the Original Issuance Date and the earlier of the Date of Conversion or the Date of Redemption, and "Average Closing Bid Price" is the average closing bid price for the Corporation's Common Stock as reported by the

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Nasdaq National Market System for the five trading days immediately preceding the earlier of the Date of Conversion or the Date of Redemption.

      Section 4.  Liquidation Preference.

        (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series H Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Corporation's Certificate of Incorporation or any certificate of designation of preferences, and prior and in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of (1) $10,000 for each outstanding share of Series H Preferred Stock (the "Original Series H Issue Price") and (ii) an amount equal to 12% of the Original Series H Issue Price per annum for the period that has passed since the date of issuance of any Series H Preferred Stock (such amount being referred to herein as the "Premium"). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series H Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of the Series H Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series H Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Certificate of Incorporation and any certificate of designation of preferences.

        (b) Upon the completion of the distribution required by subsection 4(a), if assets remain in this Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection (a) above) and Junior Securities in accordance with the Corporation's Certificate of Incorporation including any duly adopted certificate(s) of designation of preferences.

        (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 4, but shall instead be treated pursuant to Section 7 hereof.

     Section 5. Conversion. The holders of the Series H Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

        (a) Right to Convert. Each share of Series H Preferred Stock shall be convertible at the option of the holder thereof, at any time after the fortieth day (40) following the Original Issuance Date, at the office of the Corporation or any transfer agent for the Series H Preferred Stock, into that number of fully-paid and non-assessable shares of

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Common Stock calculated by dividing $10,000 by $3.50 (the "Conversion
Price"). The number of shares of Common Stock into which each share of Series H Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate" for such series.

        (b) Mechanics of Conversion. A holder of Series H Preferred Stock shall effect a conversion of the Series H Preferred Stock into full shares of Common Stock by giving written notice to the Corporation at the office of the Corporation that the holder elects to convert the same, the number of shares of Series H Preferred Stock so converted and a calculation of the Conversion Rate (with an advance copy of the certificate(s) and the notice by facsimile) and by surrendering the certificate or certificates therefor, duly endorsed, by either overnight courier or 2-day courier, to the office of the Corporation or of any transfer agent for the Series H Preferred Stock. The Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the conversion unless either the certificates evidencing the shares of Series H Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. No fractional shares of Common Stock shall be issued upon conversion of Series H Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall round up to the nearest whole share. In the case of a dispute as to the calculation of the Conversion Rate, the Corporation's calculation shall be deemed conclusive absent manifest error.

        The Corporation shall use reasonable efforts to issue and deliver within three (3) business days after delivery to the Corporation of such certificates, or after such agreement and indemnification, to such holder of Series H Preferred Stock at the address of the holder on the stock books of the Corporation, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. The dividend due under Section 3 hereof shall be paid at the time of such delivery. The date on which notice of conversion is given (the "Date of Conversion") shall be determined as follows: (i) if the notice of conversion is received by the Corporation before the close of trading on the Nasdaq National Market System ("Nasdaq-NMS"), then the notice of conversion shall be deemed to have been given on the date on which it is received; or (ii) if the notice of conversion is received by the Corporation after the close of trading on Nasdaq-NMS, then the notice of conversion shall be deemed to have been given on the following business day. If the original shares of Series H Preferred Stock to be converted are received by the Corporation or its transfer agent within five business days after the Date of Conversion, the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as the Date of Conversion. If the original shares of Series H Preferred Stock to be converted are not received by the Corporation or its transfer agent within five business days after the Date of Conversion, the notice of conversion shall become null and void.

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        (c)  Reservation of Stock Issuable Upon Conversion.  The Corporation
shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series H Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series H Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series H Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      Section 6.  Redemption.

        (a) Right to Redeem. Subject to the rights of holders of Senior Securities and Parity Securities, at any time following the six-month anniversary of the Original Issuance Date, the Corporation may elect to redeem the Series H Preferred Stock for cash equal to $10,000 per share (the "Cash Redemption Price"). A holder of Series H Preferred Stock will have a period of 30 days after the Corporation gives notice of redemption within which the holder may nullify the redemption notice by exercising the holder's right to convert pursuant to Section 5. A holder of Series H Preferred Stock may also elect to redeem at any time following the six-month anniversary of the Original Issuance Date, in which case the Corporation may effect the redemption by, at its election, either paying the Cash Redemption Price or issuing a number of shares of Common Stock equal to the Cash Redemption Price (the "Redemption Shares"), with the value of Common Stock for such purpose being determined by the Average Closing Bid Price as defined in Section 3 hereof.

        (b) Mechanics of Redemption. The Corporation shall effect a redemption by giving notice of its election to redeem, by facsimile, to the holder of shares of Series H Preferred Stock at the address and facsimile number of such holder appearing in the Corporation's register for the Series H
Preferred Stock. A holder shall effect a redemption by giving notice of its intention to redeem, by facsimile, to the Corporation. The date on which notice of redemption is given by the Corporation or the holder is the "Date of Redemption." Such redemption notice shall indicate the number of shares of Series H Preferred Stock being redeemed and the applicable redemption price.
The Corporation shall not be entitled to send any notice of redemption and begin the redemption procedure unless it has the full amount of the redemption price, in cash or liquid assets, available in a demand or other immediately available account in a bank or similar financial institution on the date the redemption notice is sent to shareholders.

        The Cash Redemption Price shall be paid or the Redemption Shares shall be issued to the holder of shares of Series H Preferred Stock redeemed, in the case of a redemption by the holder, within 10 business days after the delivery of a notice of redemption by such holder to the Corporation, or in the case of a redemption by the Corporation, within 10 business days after the Corporation has been advised by the holder (either directly or by

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the expiration of the 30-day period) that the holder does not intend to exercise the conversion right under Section 5, with the dividend due under Section 3 hereof to be paid at the time of the delivery of the Cash Redemption Price or the Redemption Shares; provided, however, that the Corporation shall not be obligated in any event to deliver any portion of the Cash Redemption Price or the Redemption Shares unless either the certificates evidencing the shares of Series H Preferred Stock redeemed are delivered to the Corporation or its transfer agent or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.

        Section 7. Corporate Change. The Conversion Price shall be appropriately adjusted to reflect, as deemed equitable and appropriate by the Corporation, any stock dividend, stock split or share combination of the Common Stock. If the Corporation shall consolidate with or merge with or into another person resulting in a reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock or sell or otherwise transfer all or substantially all of the assets of the Corporation, then the holder shall thereafter have the right to convert shares of Series H Preferred Stock into the kind and amount of stock, securities or assets, if any, such holder would have been entitled to receive upon such consolidation, merger, sale or transfer had such holder converted its shares of Series H Preferred Stock into Common Stock immediately prior to such transaction.

        Section 8. Voting Rights. The holders of Series H Preferred Stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

        The affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series H Preferred Stock, voting separately as a class, will be required for any amendment, alteration or repeal of the Corporation's Certificate of Incorporation (including any Certificate of Designation of Preferences) if, and only if, the amendment, alteration or repeal adversely affects the powers, preferences or special rights of the Series H Preferred Stock.

        To the extent that under Delaware law the vote of the holders of the Series H Preferred Stock, voting separately as a class, is required to authorize a given action of the Corporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of the Series H Preferred Stock shall constitute the approval of such action by the class. To the extent that under Delaware law the holders of the Series H Preferred Stock are entitled to vote on a matter with holders of Common Stock, voting together as one class, each share of Series H Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which it is then convertible using the record date for the taking of such vote of stockholders as the date as of which the Conversion Price is calculated. Holders of the
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Series H Preferred Stock shall be entitled to notice of all shareholder meetings or written consents with respect to which they would be entitled to vote, which notice would be provided pursuant to the Corporation's by-laws and applicable statutes.

        Section 9. Protective Provisions. So long as shares of Series H Preferred Stock are outstanding, the Corporation shall not take any action that would impair the rights of the holders of the Series H Preferred Stock set forth herein and shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series H Preferred Stock:

            (a) alter or change the rights, preferences or privileges of the shares of Series H Preferred Stock or any Senior Securities so as to affect adversely the Series H Preferred Stock; or

            (b) create any new class or series of stock having a preference over, or being on a parity with, the Series H Preferred Stock with respect to Distributions (as defined in Section 2 above).

      Section 10. Status of Redeemed or Converted Stock. In the event any shares of Series H Preferred Stock shall be redeemed or converted pursuant to
Section 5 or Section 6 hereof, the shares so converted or redeemed shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series H Preferred Stock.

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        IN WITNESS WHEREOF, Network Imaging Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by James J. Leto, its President, and attested by Robert P. Bernardi, its Secretary, this 21st day of June, 1996.

                                      NETWORK IMAGING CORPORATION



                                    By /s/ James J. Leto
                                    James J. Leto
                                       President


Attest:



By /s/ Robert P. Bernardi
   Robert P. Bernardi
   Secretary